Exhibit 99.1

Cotiviti Holdings, Inc. Announces Completion of Refinancing

ATLANTA,  GA, September 28, 2016 —(Business Wire)—Cotiviti Holdings, Inc. (NYSE:COTV) (“Cotiviti”), a leading payment accuracy provider to the healthcare and retail industries, announced today the successful completion of the previously announced refinancing of its first and second lien term loans and revolving credit facility.

Cotiviti Corporation and certain other subsidiaries of the company entered into a Restated Credit Agreement comprised of a $250 million term  loan A  due in September 2021; a $550 million term loan B due in September 2023 and a $100 million revolving credit facility due in September 2021.  The proceeds from term loans A and B, and cash on hand, are being used to refinance Cotiviti’s existing first and second lien loans.  After the refinancing, total debt outstanding is reduced to $800 million from $823 million at June 30, 2016.

With the exception of size, term, pricing and certain covenants, the restated credit agreement is substantially similar to Cotiviti’s previous credit agreement.

“We are very pleased with the successful refinancing of our credit facilities and the ability to improve our financial flexibility by reducing interest rates and extending maturities,” said Steve Senneff, Chief Financial Officer of Cotiviti.  “Based on our June 30, 2016 net leverage of 3.5x proforma for the refinancing, we have decreased our weighted average cost of debt 83 basis points to 3.54% from  4.37%.”

JPMorgan Chase Bank, N.A., SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and RBC Capital Markets acted as Joint Lead Arrangers and the Joint Bookrunners on the transaction.

About Cotiviti

Cotiviti is a leading payment accuracy provider that helps healthcare payers and retailers achieve their business objectives by unlocking value from the incongruities the company discovers in the complex interactions customers have with stakeholders. Cotiviti helps clients capture over $3 billion annually through improved payment accuracy. Cotiviti provides services to eight of the top ten U.S. healthcare payers and eight of the top ten U.S. retailers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Cotiviti’s Securities and Exchange Commission filings. Any forward-looking statement made by Cotiviti in this press release speaks only as of the date on which it is made. Cotiviti undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investors and Media:
Cotiviti Holdings, Inc.
Jennifer W. DiBerardino, 203-642-0718
Vice President, Investor Relations
Investor.Relations@Cotiviti.com